DISTRIBUTORSHIP AGREEMENT

1.	Appointment, Territory and Products

id-Confirm

1800 Boulder Street, Suite 400
Denver, CO	80211
U.S.A.

(hereinafter called "id-Confirm") hereby appoints:

BBD BEST BRANDS DISTRIBUTION LTD.
3rd BUCHAREST ST. L88b Bldg. Suite 7
CONSTANTA, ROMANIA

(hereinafter called "DISTRIBUTOR") as its non-exclusive DISTRIBUTOR in the BLACK SEA REGION (hereinafter called the "TERRITORY") for the following id-Confirm products, together with certain associated software (hereinafter “LICENSED SOFTWARE”):

IDCO WILL SELL all id-Confirm Inc PRODUCTS

(hereinafter called the "PRODUCTS and LICENSED SOFTWARE," respectively).

2.	Effective Date and Duration

2.1

This Agreement shall become effective on the day of its acceptance by id-Confirm, unless approval by competent authorities of the TERRITORY is required, in which case the effective date shall be the date of said approval. DISTRIBUTOR shall be responsible for promptly obtaining any such approval at its expense and shall at its expense promptly notify id-Confirm of the date of its issuance (hereinafter “EFFECTIVE DATE”).

2.2	This Agreement replaces any prior agreement related to the PRODUCTS and shall continue in force until 3 YEARS unless terminated sooner in accordance with Article 10 hereof.

2.3

Unless confirmation of termination is given by either party to the other party by written notice no later than six (6) months prior to the expiration date set forth in Article 2.2 above, this Agreement shall be automatically renewed until JUNE 1 2016.

3.	Obligations of Distributor

DISTRIBUTOR agrees:

3.1

to promote aggressively the sale of the PRODUCTS and LICENSED SOFTWARE associated with PRODUCTS, and to maintain a proper sales organization in order to give prompt service and secure proper market penetration in the TERRITORY;

3.2

to maintain stock levels of the PRODUCTS adequate for the needs of customers in the TERRITORY, based upon recommendations as to items and quantities made by id-Confirm or its representatives from time to time;

3.3	to permit, from time to time, inspection of its inventory and of its records of sales by authorized representatives of id-Confirm;

3.4	to promptly pay when due, in accordance with terms granted, the amounts owing to id-Confirm;

3.5	to provide id-Confirm’s standard Software License Agreement to its Customers;

3.6

during the term of this Agreement and for a period of ten (10) years after, to preserve in strict confidence and not disclose to third parties the confidential information received from id-Confirm including, but not limited to, trade secrets, customer lists and information concerning the design or method of manufacture of the PRODUCTS, it being agreed that this provision shall survive termination of this Agreement for any reason whatsoever;

3.7

to derive its sole profit from the relationship with id-Confirm from the resale of the PRODUCTS and from commissions from the provision of LICENSED SOFTWARE. No other compensation shall be due to the DISTRIBUTOR by id-Confirm for the performance of its obligations under this Agreement;

3.8	to sell PRODUCTS only within the TERRITORY;

3.9	not to make representations in relation to the PRODUCTS other than in accordance with id-Confirm policies; and

3.10	to supply to id-Confirm adequate information on local legislation and regulations affecting the importation and sale of the PRODUCTS in the TERRITORY.

DISTRIBUTOR's failure to comply with any of the obligations covered by this Article 3 shall constitute a material breach entitling id-Confirm to terminate this Agreement for cause in accordance with Article 10 below.

4.	id-Confirm Obligations

id-Confirm agrees:

4.1	to grant to the DISTRIBUTOR prices, discounts and terms relating to the sale of the PRODUCTS in effect at the time of the shipment of the PRODUCTS;

4.2	to assist the DISTRIBUTOR in the promotion and sale of the PRODUCTS through the services and advice of id-Confirm's advertising, merchandising, and sales personnel; and

4.3	to supply the DISTRIBUTOR with catalogs, price sheets, and other materials as in the opinion of id-Confirm may reasonably be required.

5.	Prices, Payment and Commission

5.1

Price. The prices for the PRODUCT (including volume discounts) and royalties for LICENSED SOFTWARE for the first twelve (12) months of this Agreement (the first “CONTRACT YEAR”) are set forth on Exhibit A. Prices do not include applicable sales or use taxes and shipping costs (freight and insurance), which shall be separately stated on id-Confirm’s invoices and born by DISTRIBUTOR.

5.2

Price Changes. The prices set forth on Exhibit A shall be revised annually, on or before the start of each CONTRACT YEAR, to reflect any increase or decrease in manufacturing costs for the PRODUCT reasonably projected by id-Confirm for the next CONTRACT YEAR (in each case, determined in accordance with generally accepted accounting principles, consistently applied), with the first pricing review occurring ten (10) months after the EFFECTIVE DATE of this Agreement.

5.3	Payment. Supplier shall issue invoices for PRODUCT on or after the date of shipment. Payment shall be irrevocable, confirmable letter of credit, payable on presentation of shipping documents.
5.4

Commission. id-Confirm shall pay DISTRIBUTOR fifteen percent (15%) of royalties actually received by id-Confirm. Such payments shall be made within thirty (30) days next following each calendar quarter for royalties received during the such calendar quarter. 5% OF ROYALTIES WILL GO TO THE BLACK SEA REGION SCHOOLS AND TO HELP THE BETTERMENT OF THE REGION AND WILL BE YEARLY AUDIT

6.	Transportation

6.1	Shipments of PRODUCTS are made F.O.B. UNITED STATES warehouse in DENVER COLORADO.

6.2	id-Confirm shall not be responsible for any taxes, duties or other charges due outside the United States in connection with the sale of the PRODUCTS.

7.	Delivery

7.1

At the time of acceptance of the order id-Confirm shall supply to DISTRIBUTOR an estimate of the time of delivery. Every effort will be made to meet the DISTRIBUTORS' desired shipping date, but id-Confirm shall not incur any liability for delays due to any reason.

8.0 Minimum Orders

DISTRIBUTOR shall place minimum annual orders of US $2,000,000 . For the purpose of this Article 8, an order shall be considered "placed" when full payment has been received by id-Confirm.

8.1.1

id-Confirm has no obligation to accept any single order below the quantity of 20 UNITS AT COST OF $800 PER UNIT TOUCHSTARS, 220 UNITS AT COST OF $135 PER UNIT FOR USB BIO FLASH DRIVE AND 1000 UNITS COST OF $75 MOBLE BIOMETRIC PRODUCTS

8.1.2	SOFTWARE USER FEE OF $35 PER USER FOR THE FIRST YEAR AND $24 PER YEAR FOR THE SECOND AND THIRD YEAR. This will be the first order for the distributor. The Minimum on hand quantity for the distributor.

9.	Industrial Property Rights

9.1	id-Confirm hereby grants DISTRIBUTOR the limited license to use the trademarks and tradenames of id-Confirm, upon the prior written approval of id-Confirm for each specific use.

9.2

DISTRIBUTOR agrees to inform each of its customers that they acquire only a limited license to use PRODUCTS only in BLACK SEA REGION. Any sales by such direct (or indirect) customers of DISTRIBUTOR or PRODUCTS bearing any of id-Confirm' trademarks or tradenames shall be without license and constitute trademark or tradename infringement, and amount to a material breach of this Agreement. DISTRIBUTOR agrees to notify its customers that id-Confirm is the owner of its trademarks and tradenames and all use by such customers inures to the sole benefit of id-Confirm.

9.3

During the term of this Agreement, DISTRIBUTOR is entitled to refer to the fact that it is an authorized distributor of id-Confirm. However, this Agreement does not confer upon DISTRIBUTOR any rights in the trademarks, tradenames and factory marks of id-Confirm or of any organization associated with id-Confirm. In no event shall DISTRIBUTOR file for any rights in any jurisdiction in any trademarks or tradenames owned or controlled by id-Confirm.

9.4

DISTRIBUTOR shall advise id-Confirm of any infringements of id-Confirm' trademarks, patents and other industrial property rights of which it is informed or becomes aware, and cooperate with id-Confirm in the disposition of such infringement as reasonably required.

DISTRIBUTOR shall not affix its own trademarks, tradenames, or trade dress or any products without the prior written approval of id-Confirm.

10.	Termination

10.1	This Agreement may be terminated forthwith by id-Confirm in the event of:

10.1.1

a material breach of this Agreement by the DISTRIBUTOR which breach is not corrected within (90) days after notice thereof is given by id-Confirm; provided, however, that the advance notice requirement shall be reduced to fifteen (15) days in the event of a breach of Article 3.4 or Article 3.8 hereof by DISTRIBUTOR;

10.1.2	DISTRIBUTOR's bankruptcy, insolvency, assignment of the benefit of creditors or similar procedures provided for by the laws of UNITED STATES, liquidation or dissolution;

10.1.3

if ownership or control of DISTRIBUTOR is assigned or transferred, or if there is a change in the DISTRIBUTOR management or the managing director of DISTRIBUTOR becomes incapacitated or unable to conduct the day-to-day business of DISTRIBUTOR;

10.1.4

if there is a change in United States government regulations which, in id-Confirm's opinion, has or may have a significant adverse affect on the ability of either party to perform its respective obligations or to enjoy fully its respective rights under this Agreement;

10.1.5	if DISTRIBUTOR or any of its officers or directors commits any act which injures the name or reputation of id-Confirm or any of its trademarks, including any violation of local laws;

10.1.6	in the event of the other party's bankruptcy, insolvency, assignment for the benefit of creditors or similar procedures provided for by local laws, liquidation or dissolution.

10.2

Any failure to terminate hereunder shall not constitute a condonation of breaches or waiver of subsequent breaches. Termination shall be in addition to and not in lieu of other rights and remedies of law.

10.3

Upon termination of this Agreement, DISTRIBUTOR agrees to pay id-Confirm the full balance owing by it, if any, for all the PRODUCTS purchased. Nothing in this Agreement shall prevent the DISTRIBUTOR, upon receiving notice of termination, from completing transactions then underway, to fill binding orders or to dispose of his stock of the PRODUCTS on hand.

10.4	Shipments during the period following a termination notice shall be made on a cash-with-order basis.

10.5

Upon termination of this Agreement, DISTRIBUTOR shall cease to represent itself as an authorized representative of id-Confirm and cease to use any of id-Confirm' trademarks and shall forthwith return all materials received by DISTRIBUTOR pursuant to Article 4 above.

11.	Warranty

11.1

PRODUCTS are warranted to be free from defects in material or workmanship for the life of the PRODUCTS. Damage from misuse, abuse or gradual wear from normal use are excluded from this warranty. id-Confirm will, at its option, replace or repair any merchandise proved defective in material or workmanship, or both, during the warranty period. This is the exclusive remedy. For warranty service, please contact id-Confirm. THERE ARE NO OTHER EXPRESS WARRANTIES, IMPLIED WARRANTIES, INCLUDING THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE WARRANTY HEREIN IS LIMITED TO THE EXPRESS WARRANTY PERIOD, LIABILITY FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES UNDER ANY AND ALL WARRANTIES ARE EXCLUDED TO THE EXTENT EXCLUSION IS PERMITTED BY LAW.

11.2	DISTRIBUTOR shall not provide any warranties to its customers regarding PRODUCTS at variance with Article 11.1 above without the prior written approval of id-Confirm.

12.	Unauthorized Payments

12.1

id-Confirm does not authorize DISTRIBUTOR to make directly or indirectly a payment or gift, or give other compensation to a government official, political party or politician, which is in violation of the laws of the United States, it being understood that id-Confirm is a U.S. company.

13.	Force Majeure

13.1

Each party shall be excused for its failure to promptly perform any part of this Agreement, if such failure is due to force majeure including, but not limited to, war, fires, flood, or other natural disasters, strikes, shortages of materials, embargoes, governmental or legal restrictions or other events beyond its reasonable control.

13.2

However, if due to force majeure DISTRIBUTOR is unable to place orders according to Article 13.1 above, or make payments according to Article 3.4, for a period of ninety (90) days, the id-Confirm shall have the right to terminate this Agreement upon giving DISTRIBUTOR a thirty (30) day written termination notice.

14.	Non-Agency

14.1

DISTRIBUTOR shall not be deemed to be an agent of id-Confirm as a result of or in any transaction under or relating to this Agreement and shall not in any way pledge id-Confirm' credit or incur any obligations on behalf of id-Confirm.

15.	Notices

15.1

All notices to be given under this Agreement shall be sent by either email and facsimile and confirmed by registered airmail, return receipt requested or courier, and shall be addressed if to the DISTRIBUTOR to:

GEORGE MUHSCINA
BBD BEST BRANDS DISTRIBUTION LTD.
3rd BUCHAREST ST. L88b Bldg. Suite 7
CONSTANTA, ROMANIA

and, in the same manner, if to id-Confirm to:

id-Confirm

Mr. Rob Morrison

1800 Boulder Street, Suite 400
Denver, CO	80211

16.	Amendments

16.1

This Agreement may be amended only by instrument in writing signed by duly authorized representatives of the parties. This Agreement cannot be transferred or assigned by either party without the written consent of the other party and any transfer or assignment in violation of this Article 16 shall be null and void.

17.	Governing Law and Dispute Resolution

17.1	This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, U.S.A.

17.2	Any disputes arising under this Agreement shall be resolved in accordance with the following provisions:

17.2.1

In the event that a dispute should arise among the parties with respect to the interpretation and implementation of this Agreement or if the parties fail to come to mutual agreement with respect to any decision that is to be mutually agreed hereunder, each party agrees to use all reasonable efforts to solve such dispute in negotiations, including, subject to the parties’ agreement at such time, non-binding mediation.

17.2.2

In the event that a dispute resolution according to the foregoing is not successful within thirty (30) days of institution of such negotiations, any dispute, controversy or claim arising out of or relating to this Agreement or breach hereof shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules. The arbitrators shall not be citizens or residents of ROMANIA or the United States. The place of arbitration shall be Denver, Colorado, U.S.A. The language of the arbitration shall be English. The award shall be final and binding on the parties, and each party hereby waives to the fullest extent permitted by law any right it may otherwise have under the laws of any jurisdiction to any form of appeal.

18.	Language

18.1

This Agreement is executed in English. DISTRIBUTOR may translate it into ENGLISH for the purpose of its approval by local authorities, if required; provided, however, that in the interest of certainty, the English text will govern in the event of any conflicts with the text.

IN WITNESS WHEREOF, the authorized representatives of id-Confirm and DISTRIBUTOR have executed this Agreement with the representatives personally warranting that they each have the authority to bind the party they represent.

Attest:	BBD BEST BRANDS DISTRIBUTION

/s/ George Muhscina	By:	Mr. George Muhscina

(seal – Societatea Commerciala	Title:	Administrator

Constanta – BBD Best Brands

Distribution)	Date:	August 31 2005

Attest:	id-CONFIRM

/s/ Rob Morrison	By:	Mr. Rob Morrison

Title:	Administrator

Date:	August 31 2005